Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EASTMAN KODAK COMPANY

Eastman Kodak Company, a New Jersey corporation, pursuant to Section 14A:9-4 of the New Jersey Business Corporation Act, does hereby certify as follows:

FIRST:    The name of the corporation is Eastman Kodak Company (the “Corporation”).

SECOND:    The Corporation’s Second Amended and Restated Certificate of Incorporation (the “Certificate”) is hereby amended to add a new Article XI as follows:

ARTICLE XI

Ownership Limit

Section 1.    Definitions. As used in this Article XI, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treas. Reg. § 1.382–2T shall include any successor provisions):

“Agent” has the meaning set forth in Section 5 of this Article XI.

A Person shall be deemed the “Beneficial Owner”, and to have “Beneficial Ownership” of, and to “Beneficially Own”, any securities (i) which such Person directly owns, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation 1.382-3(a)(1).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, including any successor statute.

“Excess Securities” has the meaning given such term in Section 4(a) of this Article XI;

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Expiration Date” means the earliest of (i) the close of business on November 15, 2019; (ii) the date upon which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors to the effect that due to the repeal of Section 382 of the Code, or any other change in law, this Article XI is no longer necessary for the preservation of Tax Benefits; (iii) the first day of any taxable year of the Company with respect to which the Board of Directors receives, at the Board’s request, a report from the Company’s advisors to the effect that no Tax Benefits may be carried forward; or (iv) such date as the Board of Directors determines for the restrictions set forth in Section 2 of this Article XI to terminate. In the case of a termination of this Article XI pursuant to clauses (ii), (iii) or (iv), the Board shall cause the prompt public announcement of such termination in such manner as the Board determines is appropriate under the circumstances.

“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any dividend, share split or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any Trading Day shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the NYSE or, if the securities are not listed on the NYSE, as reported on the NASDAQ Stock Market or, if the securities are not listed on the NYSE or NASDAQ Stock Market, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such Trading Day the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such Trading Day the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair market value per share of such securities on such Trading Day as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm.

“Person”, solely for purposes of this Article XI, shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.

“Prohibited Distributions” means any and all dividends or other distributions paid by the Company with respect to any Excess Securities received by a Purported Transferee.

“Prohibited Transfer” means any Transfer or purported Transfer of Company Securities to the extent that such Transfer is prohibited and/or void under this Article XI.

“Proposed Transaction” has the meaning set forth in Section 3(b) of this Article XI.

“Public Group” has the meaning set forth in Treas. Reg. § 1.382–2T(f)(13).

“Purported Transferee” has the meaning set forth in Section 4(a) of this Article XI.

“Request” has the meaning set forth in Section 3(b) of this Article XI.

“Requesting Person” has the meaning set forth in Section 3(b) of this Article XI.

“Securities” and “Security” each has the meaning set forth in Section 7 of this Article XI.

“Subsidiary” or “Subsidiaries” of any specified Person means any corporation or other entity a majority of the voting power of the equity securities or a majority of the equity or membership interest is owned, directly or indirectly, by such Person.

“Tax Benefits” includes the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Company or any of its Subsidiaries as of December 31, 2018, within the meaning of Section 382 of the Code.

“Ten Percent Transaction” has the meaning set forth in Section 2(a) of this Article XI.

“Ten Percent Shareholder” means a Person with a Beneficial Ownership of 10% or more of the Common Stock then outstanding.

“Transfer” means any direct, indirect or deemed sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the Company, that alters the Beneficial Ownership of any Person. A Transfer shall also include the creation or grant of an option (including an option within the meaning of Treas. Reg. § 1.382–2T(h)(4)(v) or Treas. Reg. § 1.382–4(d)(9)) and the issuance by the Company of Stock upon the exercise of an option or warrant. For the avoidance of doubt, a Transfer shall not include (i) the creation or grant of an option by the Company or (ii) the issuance or grant of Stock by the Company (except for stock issued upon the exercise of any warrant issued by the Company).

“Transferee” means, with respect to any Transfer, any Person to whom Common Stock is, or is proposed to be, Transferred.

“Transferor” means, with respect to any Transfer, any Person by or from whom Common Stock is, or is proposed to be, Transferred.

“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

Section 2.    Transfer and Ownership Restrictions. In order to preserve the Company’s ability to use the Tax Benefits to offset income until the Expiration Date, no Person other than the Company shall, except as provided in Section 3(a) below, Transfer to any Person (and any such attempted Transfer shall be void ab initio), any direct or indirect interest in any Common Stock to the extent that such Transfer, if effective, would cause the transferee or any other Person to become a Ten Percent Shareholder, or would cause the Beneficial Ownership of a Ten Percent Shareholder to increase by an aggregate of more than 1,000,000 shares of Common Stock after this Article XI becomes effective (any such Transfer, a “Ten Percent Transaction”). The prior sentence shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or to any other securities intermediary, of Common Stock not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Common Stock entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Article XI.

Section 3.    Exceptions; Waiver of Transfer and Ownership Restrictions.

(a)    Any Transfer of Common Stock that would otherwise be prohibited pursuant to Section 2(a) of this Article XI shall nonetheless be permitted if (i) prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after the transaction is consummated), the Board of Directors approves the Transfer in accordance with Section 3(b) or 3(c) of this Article XI (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such transfer which could be retroactive), (ii) such Transfer is pursuant to any transaction, including, but not limited to, a merger, consolidation, mandatory share exchange or other business combination in which all holders of Common Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Common Stock, and upon the consummation of which the acquiror owns at least a majority of the outstanding shares of Common Stock or (iii) such Transfer is a Transfer to any employee stock ownership or other employee benefit plan of the Company or a Subsidiary of the Company (or any entity or trustee holding shares of Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company).

(b)    The restrictions contained in this Article XI are for the purposes of reducing the risk that any “ownership change” (as defined in the Code) with respect to the Company may limit the Company’s ability to utilize its Tax Benefits. The restrictions set forth in Section 2(a) of this Article XI shall not apply to a proposed Transfer that is a Ten Percent Transaction if the Transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect a transaction that may be a Ten Percent Transaction (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 3(b).

A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Company at the Company’s principal executive office. Such Request shall be deemed to have been made when actually received by the Company. A Request shall include: (i) the name and address and telephone number of the Requesting Person; (ii) the number of shares and percentage of Common Stock then Beneficially Owned by the Requesting Person and (iii) a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a Ten Percent Transaction and the proposed tax treatment thereof. The Board of Directors shall, in good faith, endeavor to respond to a Request within twenty (20) Business Days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it receives, at its request, a report from the Company’s advisors to the effect that the Proposed Transaction does not create a significant risk of material adverse tax consequences to the Company or the Board of Directors otherwise determines in its sole discretion that granting the Request is in the best interests of the Company. Any Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Company and the Requesting Person and disinterested with respect to the Request, who shall constitute a committee of the Board of Directors for this purpose, and the action of a majority of such independent and disinterested directors, or any committee of the Board of Directors consisting solely of these directors, shall be deemed to be the determination of the Board of Directors for purposes of such Request. Furthermore, the Board of Directors shall approve within ten (10) Business Days of receiving a Request as provided in this Section 3(b) of any proposed Transfer that does not cause any aggregate increase in the Beneficial Ownership of Stock by Ten Percent Shareholders (as determined after giving effect to the proposed Transfer) over the lowest Beneficial Ownership of Stock by such Ten Percent Shareholders (as determined immediately before the proposed Transfer) at any time during the relevant testing period, in all cases for purposes of Section 382 of the Code. For the avoidance of doubt, for purposes of the preceding sentence, all Transfers shall be taken into account notwithstanding that pursuant to Notice 2008-84 (and any regulations issued pursuant thereto) no testing date may have occurred with respect to such Transfer.

(c)    In addition to Section 3(b), the Board of Directors may determine that the restrictions set forth in Section 2(a) of this Article XI shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section 3(b) of this Article XI, subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

(d)    The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Company.

Section 4.    Excess Securities.

(a)    No employee or agent of the Company shall record any Prohibited Transfer, and the purported Transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Company for any purpose whatsoever in respect of the Common Stock which is the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled to any rights thereunder, including rights of shareholders of the Company with respect to such Excess Securities, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the Transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article XI or until an approval is obtained under Section 3 of this Article XI. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Common Stock shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or Section 5 of this Article XI shall also be a Prohibited Transfer.

(b)    The Company may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article XI, including, without limitation, authorizing, in accordance with Section 9 of this Article XI, such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s Beneficial Ownership of Common Stock and other evidence that a Transfer will not be prohibited by this Article XI as a condition to registering any Transfer.

Section 5.    Transfer to Agent. If the Board of Directors determines that a Transfer of Common Stock constitutes a Prohibited Transfer then, upon written demand by the Company sent within thirty (30) days of the date on which the Board of Directors determines that the attempted Transfer constitutes a Prohibited Transfer, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions to an agent designated by the Board of Directors (the “Agent”), or, in the case of uncertificated Stock, such Stock shall automatically be deemed to be transferred to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Company, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided further that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Common Stock, would otherwise adversely affect the value of the Common Stock or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Company’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Company grants written permission to the Purported Transferee to retain a portion of such sales proceeds and Prohibited Distributions not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article XI if the Agent rather than the Purported Transferee had resold the Excess Securities for an amount equal to the proceeds of such sale by the Purported Transferee (and taking into account only the actual costs incurred by the Agent).

Section 6.    Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by the Agent from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the Market Price at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer); and (c) third, any remaining amounts shall be paid to the Transferor that was party to the subject Prohibited Transfer, or, if the Transferor that was party to the subject Prohibited Transfer cannot be readily identified, to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any Transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 inure to the benefit of the Company or the Agent, except to the extent used to cover costs and expenses incurred by the Agent in performing its duties hereunder.

Section 7.    Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of Common Stock within the meaning of New Jersey law but which would cause the transferee or any other Person to become a Ten Percent Shareholder, or would cause the Beneficial Ownership of a Ten Percent Shareholder to increase, the application of Section 5 and Section 6 of this Article XI shall be modified as described in this Section 7. In such case, no such Ten Percent Shareholder shall be required to dispose of any interest that is not Common Stock, but such Ten Percent Shareholder and/or any Person whose ownership of Common Stock is attributed to such Ten Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Common Stock (which Common Stock shall be disposed of in the inverse order in which it was acquired) to cause such Ten Percent Shareholder, following such disposition, not to be in violation of this Article XI. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such shares of Common Stock that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article XI, except that the maximum aggregate amount payable either to such Ten Percent Shareholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the Market Price of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Ten Percent Shareholder or such other Person. The purpose of this Section 7 is to extend the restrictions in Sections 2 and 4 of this Article XI to situations in which there is a Ten Percent Transaction without a direct Transfer of Securities, and this Section 7, along with the other provisions of this Article XI, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Common Stock.

Section 8.    Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof, in either case, with any Prohibited Distributions, to the Agent within thirty (30) days from the date on which the Company makes a written demand pursuant to Section 5 of this Article XI (whether or not made within the time specified in Section 5 of this Article XI), then the Company may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 8 shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XI being void ab initio, (b) preclude the Company in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Company to act within the time periods set forth in Section 5 of this Article XI to constitute a waiver or loss of any right of the Company under this Article XI. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XI.

Section 9.    Obligation to Provide Information. As a condition to the registration of the Transfer of any Common Stock, any Person who is a beneficial, legal or record holder of Common Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information, to the extent reasonably available and legally permissible, as the Company may reasonably request from time to time in order to determine compliance with this Article XI or the status of the Tax Benefits of the Company.

Section 10.    Legends. The Board of Directors may require that the registration of the Common Stock on the stock transfer books of the Company, or any certificates issued by the Company evidencing ownership of shares of Common Stock that are subject to the restrictions on transfer and ownership contained in this Article XI bear the following legend:

“THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE XI OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF EASTMAN KODAK COMPANY, AS AMENDED AND IN EFFECT FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY UPON REQUEST.”

The Board of Directors may also require that any certificates or other evidence of ownership issued by the Company evidencing ownership of shares of Common Stock that are subject to conditions imposed by the Board of Directors under Section 3 of this Article XI also bear a conspicuous legend referencing the applicable restrictions.

The Company shall have the power to make appropriate notations upon its stock transfer records or other evidence of ownership and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XI for any uncertificated shares of Common Stock or Common Stock held in an indirect holding system.

Section 11.    Authority of Board of Directors.

(a)    All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors in its sole discretion and shall be conclusive and binding for all purposes of this Article XI.

(b)    The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article XI, including, without limitation, (i) the identification of Ten Percent Shareholders, (ii) whether a Transfer is a Ten Percent Transaction or a Prohibited Transfer, (iii) the Beneficial Ownership in the Company of any Ten Percent Shareholder, (iv) whether an instrument constitutes Common Stock, (v) the amount (or Market Price) due to a Purported Transferee pursuant to Section 6 of this Article XI, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XI. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind by-laws, regulations and procedures of the Company not inconsistent with the provisions of this Article XI for purposes of determining whether any Transfer of Common Stock would jeopardize the Company’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XI.

(c)    Nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Company and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the definition of Beneficial Ownership in the Company, Ten Percent Shareholder or the Persons covered by this Article XI, (ii) modify the definitions of any other terms set forth in this Article XI or (iii) modify the terms of this Article XI as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code (or other sections of the Code or any similar state law, if applicable) as a result of any changes in applicable law or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it receives a report, at the Board’s request, from the Company’s advisors to the effect that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of certain restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. The Board shall cause the prompt public announcement of such modification in such manner as the Board determines appropriate under the circumstances. In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XI requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XI. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be conclusive and binding on the Company, the Agent, and all other Persons for all other purposes of this Article XI. The Board of Directors may delegate all or any portion of its duties and powers under this Article XI to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Company.

Section 12.    Reliance. The Company and the members of the Board of Directors shall be fully protected in relying in good faith as provided under New Jersey Revised Statutes Section 14A:6-14 in making the determinations and findings contemplated by this Article XI, and the members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Common Stock Beneficially Owned by any shareholder, the Company is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Exchange Act (or similar filings), as of any date, subject to its actual knowledge of the ownership of such securities.

Section 13.    Benefits of This Article XI. Nothing in this Article XI shall be construed to give to any Person other than the Company or the Agent any legal or equitable right, remedy or claim under this Article XI. This Article XI shall be for the sole and exclusive benefit of the Company and the Agent.

Section 14.    Severability. The purpose of this Article XI is to facilitate the Company’s ability to maintain or preserve its Tax Benefits. If any provision of this Article XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI.

Section 15.    Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Company or the Agent under this Article XI, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

Section 16.    Limitation of Liability. To the maximum extent permitted by New Jersey law, no director of the Company shall be liable for any breach of any duty under this Article XI, it being understood that no director shall be responsible to the Company, any shareholder or any other Person for any action taken or omitted to be taken under this Article XI. In particular, without creating any liability to any Person, the Board may distinguish between shareholders in connection with any Request under this Article XI.

THIRD:    The foregoing amendment to the Certificate was approved by the board of directors and thereafter duly adopted by shareholders of the Corporation on the 15th day of August, 2019:

FOURTH:    The total number of votes entitled to be cast by holders of shares of capital stock of the Corporation on the amendment was 54,509,301, with (a) 43,015,101 outstanding shares of Common Stock, par value $0.01 per share (“Common Stock”) entitled to one vote per share; and (b) 2,000,000 outstanding shares of 5.50% Series A Convertible Preferred Stock (“Preferred Stock”) entitled to an aggregate of 11,494,200 votes, voting together with the Common Stock on an as-converted basis. There were no other classes of shares of capital stock authorized to vote.

FIFTH:    The number of shares voting for and against the amendment is as follows:

	Number of Votes Cast For Amendment	Number of Votes Cast Against Amendment
Common Stock	25,222,338	0
Preferred Stock*	11,494,200	0
TOTAL	36,716,538	0

*	voting on an as-converted basis.

SIXTH:    The amendment to the Certificate was approved without a meeting by a written consent of shareholders. The number of votes represented by the written consent was 36,716,538, with (a) 25,222,338 shares of Common Stock entitled to one vote per share; and (b) 2,000,000 shares of Preferred Stock, entitled to an aggregate of 11,494,200 votes, voting with the Common Stock on an as-converted basis.

SEVENTH:    This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation shall become effective upon filing.

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IN WITNESS WHEREOF, James V. Continenza, being the Executive Chairman of the Corporation, has executed this Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Eastman Kodak Company on behalf of the Corporation on this 12th day of September, 2019.

EASTMAN KODAK COMPANY

By:	/s/ James V. Continenza
Name:	James V. Continenza
Title:	Executive Chairman

Attest:

By:	/s/ Roger W. Byrd
Name:	Roger W. Byrd
Title:	Secretary

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